Exhibit 15.1

Deloitte LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West, Suite 200 Toronto, ON M5H 0A9 Canada Tel: 416-601-6150 Fax: 416-601-6610 www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-213263 on Form F-3 of our reports dated March 7, 2017, relating to the consolidated financial statements of Brookfield Infrastructure Partners L.P., and the effectiveness of Brookfield Infrastructure Partners L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Brookfield Infrastructure Partners L.P. for the year ended December 31, 2016.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 7, 2017